Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333- 27753) and related Prospectus of Sheffield Pharmaceuticals, Inc. for the registration of 4,151,879 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 1997, except for Note 9 as to which the date is March 14, 1997, with respect to the consolidated financial statements of Sheffield Pharmaceuticals, Inc. and subsidiaries included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.




/s/ Ernst & Young LLP
Ernst & Young LLP


Princeton, New Jersey
July 30, 1997